EXHIBIT 10.27

FIRST AMENDMENT TO THE

AK STEEL HOLDING CORPORATION

STOCK INCENTIVE PLAN

(as previously amended and restated effective as of January 16, 2003)

Pursuant to the power of amendment reserved to the Board of Directors of AK Steel Holding Corporation in Section 10.1 of the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated effective as of January 16, 2003) (the “Plan”), Section 7.7 of the Plan is amended in its entirety to read as follows, effective as of the date of adoption of this First Amendment:

“7.7 Awards to Directors.    Except as otherwise determined by majority vote of the Board with respect to any calendar year, fifty percent (50%) of each Director’s annual retainer fee for services on the Board shall be paid in the form of Restricted Stock Awards. Each Director may elect to have more than fifty percent (50%) of his or her annual retainer, and/or all or any portion of any other fees to be earned in the calendar year for his or her services on the Board, paid to him or her in the form of Restricted Stock Awards. Such election and the payment of the Restricted Stock Awards shall be made at such intervals during the calendar year as the Company determines to be administratively feasible according to procedures established by the Company and approved by the Committee.”

IN WITNESS WHEREOF, AK Steel Holding Corporation has caused this First Amendment to be executed this 15th day of April, 2004.

AK STEEL HOLDING CORPORATION

By:

Title: